Exhibit 99.1

WYNDHAM COMPLETES SALE TRANSACTION WITH A PARTNERSHIP

COMPRISED OF A PRIVATE INVESTMENT FUND MANAGED BY GOLDMAN

SACHS AND AFFILIATES OF HIGHGATE HOLDINGS

DALLAS (March 24, 2005) – Wyndham International, Inc. (AMEX:WBR) announced today that the Company has closed the sale of 23 non-strategic hotels to a private investment fund managed by Goldman Sachs and affiliates of Highgate Holdings. The completion of this transaction concludes the Company’s formal asset disposition program.

The 23 properties included in today’s closing include the Doubletree Tallahassee (Florida); Doubletree Des Plaines (Illinois); Doubletree Minneapolis; Hyatt Lexington (Kentucky); the former Hilton Denver; Hilton Newark; Hilton Cleveland; the former Holiday Inn Houston; Radisson Town & Country (Houston); Wyndham Arlington (Texas); Wyndham Andover (Massachusetts); Wyndham Westborough (Massachusetts); Wyndham City Center (Washington, D.C.); Wyndham Commerce (California); Wyndham Dallas Market Center; Wyndham Grand Bay - Coconut Grove (Miami); Wyndham Harrisburg (Pennsylvania); Wyndham Las Colinas (Irving, Texas); Wyndham Newark Airport; Wyndham Pittsburgh Airport; Wyndham Syracuse (New York); Wyndham Westshore (Tampa, Fla.); and the Wyndham Indianapolis.

Additionally, the Wyndham Toledo (Ohio) and the Marriott Atlanta North Central, that are part of the $366.0 million transaction, are scheduled to close in the second quarter 2005. All 15 Wyndham-branded assets will remain in the brand’s portfolio pursuant to new franchise agreements. All net proceeds will be used to pay down debt.

JF Capital Advisors, Bear, Stearns & Co. Inc. and J.P. Morgan Securities Inc. advised Wyndham on the transaction.

Based in Dallas, Wyndham International, Inc. offers upscale and luxury hotel and resort accommodations through proprietary lodging brands and a management services division. Wyndham owns, leases, manages and franchises hotels and resorts in the U.S., Canada, Mexico, Bermuda, the Caribbean and Europe, and guarantees that the best rates for its properties will be found on its proprietary Web site. For more information or to make a reservation, visit

www.wyndham.com or call 800-WYNDHAM. Wyndham is a founding member of the Global Hotel Alliance (www.globalhotelalliance.com), a worldwide union of hospitality companies that provides guests with unique, personalized guest services.

Cautionary Statement

This press release contains certain forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including projections about future operating results. The Company’s results, expectations and objectives could differ materially from those set forth in the forward-looking statements. Certain factors that might cause a difference include, but are not limited to, risks associated with the availability of equity or debt financing at terms and conditions favorable to Wyndham; risks associated with the course of litigation; Wyndham’s ability to effect sales of assets on favorable terms and conditions; Wyndham’s ability to integrate acquisitions into its operations and management; risks associated with the hotel industry and real estate markets in general; competition within the lodging industry; the impact of general economic conditions; travelers’ fears of exposure to contagious diseases; the impact of terrorist activity or war, threats of terrorist activity or war and responses thereto on the economy in general and the travel and hotel industries in particular; risks associated with debt financing; and other risks and uncertainties set forth in the company’s annual, quarterly and current reports, and proxy statements.

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